Exhibit 99.1
FOR IMMEDIATE RELEASE

Barnes & Noble Education Reports Fourth Quarter and Fiscal Year 2018
Financial Results

2018 Full Year Consolidated Sales Increase 17.6% and Fourth Quarter
Consolidated Sales Increase 4.3%

New "Digital Student Solutions" Reporting Segment

June 20, 2018, Basking Ridge, NJ-Barnes & Noble Education, Inc. (NYSE: BNED), a leading provider of educational products and services solutions for higher education and K-12, today reported sales and earnings for the fourth quarter and full year for fiscal year 2018.

Prior to the fourth quarter of fiscal year 2018, the Company had two reportable segments: Barnes & Noble College Booksellers, LLC (“BNC”) and MBS Textbook Exchange, LLC (“MBS”). In connection with the Company’s focus on developing digital solutions, during the fourth quarter of fiscal year 2018, the Company realigned its business into the following three reportable segments: BNC, MBS, and Digital Student Solutions, or DSS, as defined and described in the Explanatory Note section of this press release. Additionally, unallocated shared-service costs, which include various corporate level expenses and other governance functions, are presented as Corporate Services. All periods presented have been reclassified to conform to the current format of the three reportable segments.

As a result of the acquisitions of MBS on February 27, 2017 and Student Brands, LLC (“Student Brands”) on August 3, 2017:

•
the consolidated financial statements for the fiscal year 2018 include the financial results of MBS for the entire year and include the financial results of Student Brands from the August 3, 2017 acquisition date to April 28, 2018; and

•
the consolidated financial statements for fiscal year 2017 include the financial results of MBS from the acquisition date, February 27, 2017 to April 29, 2017, and do not include the financial results of Student Brands since it was acquired subsequent to the end of fiscal year 2017.

Financial highlights for the fourth quarter and fiscal year 2018:

•
Consolidated fourth quarter sales of $357.7 million increased 4.3%, as compared to the prior year period; fiscal 2018 full year consolidated sales of $2,203.6 million increased 17.6%, as compared to last year.

•
Consolidated fourth quarter GAAP net income of $17.1 million, as compared to net income of $0.2 million in the prior year period; fiscal 2018 full year GAAP net loss of $(252.6) million, as compared to net income of $5.4 million last year. The fiscal full year net loss includes the pre-tax non-cash goodwill impairment charge of $313.1 million, or $302.9 million after-tax, recorded in the third quarter of fiscal year 2018.

•
Consolidated fourth quarter non-GAAP Adjusted Earnings of $17.2 million, as compared to $4.5 million in the prior year period; fiscal year 2018 non-GAAP Adjusted Earnings of $56.9 million, as compared to $12.3 million last year.

•
Consolidated fourth quarter non-GAAP Adjusted EBITDA of $22.2 million, a decrease of $3.4 million, or 13.2%, as compared to the prior year period; fiscal year 2018 non-GAAP Adjusted EBITDA of $126.8 million, an increase of $48.5 million, or 62.0%, as compared to last year.

Fiscal year 2018 highlights:

•	Acquired Student Brands in August of 2017, which added $15.8 million of sales and $8.6 million of non-GAAP Adjusted EBITDA for the fiscal year 2018.

•	Recognized benefits of the synergies and integration of MBS, with MBS delivering $459.5 million of sales in the fiscal year and $54.6 million of non-GAAP Adjusted EBITDA.

•
Expanded and enhanced the Company’s First Day™ inclusive access solution through agreements with major publishers to offer their content through inclusive access models at BNC and MBS stores nationwide.

•
Strengthened partnerships with publishing partners McGraw-Hill Education and Pearson through two separate and significant strategic initiatives: the distribution of their e-content through inclusive access models on campuses served by BNED, and, also the distribution of their designated rental titles through BNED channels.

•	Announced a strategic partnership with Portland State University to co-develop a degree planning solution to help more students graduate on time with better pathways to employment.

•
Partnered with The Princeton Review to offer its tutoring and test prep products and services to the Company’s network of more than six million students and through its bookstores offerings; launched joint landing page for e-commerce sales.

•
Expanded available LoudCloud Courseware™ to 32 course offerings and significantly reduced pricing consistent with the Company’s ongoing mission to drive affordability and accessibility on campuses nationwide.

Michael P. Huseby, Chairman and Chief Executive Officer, Barnes & Noble Education said:

“We delivered very solid operating performance this year. We also began in earnest to transform the Company and develop scalable digital solutions that will help us better serve our institutional partners and students. We are confident that we are making the investments and taking the actions necessary for BNED to effectively compete and win in an evolving educational services market place.

The creation of our new Digital Student Solutions, or DSS, reporting segment is an important step in further positioning BNED as a leader in high-value direct-to student offerings. We intend to use all channels-ongoing internal development, partnering and acquisitions-to grow DSS as rapidly as we can. Our acquisitions and partnerships to date have provided us with both the cash flow and the operating foundation necessary to focus our efforts on a significant expansion of DSS offerings, both within and outside of our large footprint of managed physical and virtual stores.

We are energized and confident in our strategy, operational readiness, and the ability of our people to deliver the products and solutions our existing and future customers demand. BNED is rapidly transforming into a leading provider of both institutional and direct-to-student offerings, which we expect to result in substantial additional value for all our stakeholders.”

Fourth Quarter and Fiscal Full Year Results for 2018
Results for the 13 and 52 weeks of fiscal 2018 and fiscal 2017 are as follows:

$ in millions	13 and 52 Weeks Selected Data (unaudited)
	13 Weeks Q4 2018	13 Weeks Q4 2017	52 Weeks 2018	52 Weeks 2017
Total Sales	$357.7	$342.8	$2,203.6	$1,874.4
Net Income (Loss)(1)	$17.1	$0.2	$(252.6)	$5.4
Non-GAAP(2) Adjusted EBITDA	$22.2	$25.6	$126.8	$78.3
Adjusted Earnings	$17.2	$4.5	$56.9	$12.3

(1) The 52 weeks of fiscal year 2018 includes a pre-tax goodwill non-cash impairment charge of $313.1 million or $302.9 million after tax on a net tax basis, recorded in the third quarter.
(2) These non-GAAP financial measures have been reconciled in the attached schedules to the most directly comparable GAAP measure as required under SEC rules regarding the use of non-GAAP financial measures.

Consolidated Results

Consolidated fourth quarter sales of $357.7 million increased $14.8 million, or 4.3%, as compared to the prior year period and fiscal full year consolidated sales were $2,203.6 million, an increase of $329.3 million, or 17.6%, as compared with the prior year period. These sales increases were primarily attributable to contributions from the MBS and Student Brands acquisitions and partially offset by the impact from declining sales at BNC. Our Student Brands business is now included in the DSS segment.

The Company’s non-GAAP Adjusted EBITDA was $126.8 million for the fiscal full year, as compared to $78.3 million in the prior year period. The increase was primarily attributable to the full year contributions from MBS and Student Brands and lower Corporate Services, partially offset by the decreases at BNC.

BNC Results

BNC sales in the fourth quarter decreased by 2.0%. Comparable store sales at BNC increased 0.1% for the quarter representing approximately $0.1 million in revenue. As disclosed in the Company’s third quarter fiscal 2018 earnings release, the Spring Rush period extended into the fourth quarter due to later school openings and the continued pattern of students buying course materials later in the semester.

BNC sales for the full fiscal year decreased by 1.6%, reflecting the declining comparable store sales partially offset by new store openings. Comparable store sales at BNC decreased 4.1% for fiscal year 2018, driven primarily by enrollment declines, especially at community colleges, and the overall decline in textbook average sales prices. Comparable store sales at BNC excluding two-year community colleges decreased 2.8% for fiscal year 2018. The impact of declining average textbook prices represents approximately 40% of the comparable store sales decline for the fiscal year.

BNC non-GAAP Adjusted EBITDA for the quarter was $26.5 million, as compared to $35.8 million in the prior year period. BNC non-GAAP Adjusted EBITDA was $87.5 million for the fiscal full year, as compared to $107.8 million in the prior year period. Decreases in the quarter and full fiscal year were primarily attributable to lower sales, lower margin and higher selling and administrative expenses at BNC.

MBS Results

MBS fourth quarter sales of $46.0 million increased $11.9 million or 34.8%, as compared with the prior year period. The fourth quarter sales period for MBS is a seasonally low period. MBS sales for the fourth quarter of 2017 include financial results for a partial quarter, as the acquisition closed on February 27, 2017. For the fiscal 2018 full year, MBS sales were $459.5 million, as compared to $34.1 million in the prior year period.

MBS non-GAAP Adjusted EBITDA for the quarter was $(6.5) million for the quarter, as compared to $(3.6) million in the prior year period. MBS non-GAAP Adjusted EBITDA for the full fiscal year was $54.6 million, as compared to $(3.6) million in the prior year period. The quarterly and full year comparisons for MBS in 2017 include financial results for a partial period of approximately two months, as the acquisition closed on February 27, 2017.

DSS Results

Effective in the fourth quarter of fiscal year 2018, the Company added DSS as the Company’s third reporting segment. Such results were previously included in the BNC segment. The DSS segment was created in anticipation of the Company’s intent to expand the DSS operations.

Currently, DSS primarily reflects the operating results of Student Brands, which generates sales through subscriptions to its digital properties. DSS fourth quarter sales were $5.7 million. DSS fiscal full year sales were $15.8 million. DSS also reflects costs associated with the Company’s development of new DSS offerings and, in future periods, the Company expects DSS to reflect the operating results of such additional offerings.

DSS non-GAAP Adjusted EBITDA was $2.5 million for the quarter, and $7.6 million for the full fiscal year. There are no quarterly or full year comparisons, as Student Brands was acquired subsequent to the end of fiscal year 2017.

Outlook
For fiscal year 2019, the Company expects consolidated sales to be in the range of $2.2 billion to $2.3 billion before intercompany eliminations. This sales guidance reflects the expected comparable store decline at BNC to be in the mid-single digit percentage point range year over year. The Company expects consolidated fiscal year 2019 Adjusted EBITDA to be relatively comparable to fiscal year 2018, in a range of $110 million to $125 million, reflecting the expected comparable store sales decline at BNC and increasing costs associated with developing new DSS and other digital offerings. Capital expenditures are expected to be approximately $60 million, increasing over fiscal year 2018 primarily due to our anticipated investments in digital content required to offer new planned DSS product offerings.

Conference Call
A conference call with Barnes & Noble Education, Inc. senior management will be webcast at 4:30 p.m. Eastern Time on Wednesday, June 20, 2018 and can be accessed at the Barnes & Noble Education corporate website at www.bned.com.

Barnes & Noble Education expects to report fiscal 2019 first quarter results on or about August 30, 2018.

EXPLANATORY NOTE
The consolidated financial statements for the 13 and 52 weeks ended April 28, 2018 include the financial results of MBS Textbook Exchange, LLC ("MBS") for the entire period and include the financial results of Student Brands, LLC from the date of acquisition, August 3, 2017. The consolidated financial statements for the 13 and 52 weeks ended April 29, 2017 include the financial results of MBS from the acquisition date, February 27, 2017, and exclude the financial results of Student Brands, LLC. All material intercompany accounts and transactions have been eliminated in consolidation.
Prior to the fourth quarter of fiscal year 2018, we had two reportable segments: BNC and MBS. In connection with our focus on developing digital solutions, during the fourth quarter of fiscal year 2018, the Company realigned its business into the following three reportable segments: BNC, MBS and DSS. Additionally, unallocated shared-service costs, which include various corporate level expenses and other governance functions, are presented as “Corporate Services”.

•
The BNC Segment is comprised of the operations of Barnes & Noble College Booksellers, LLC ("BNC") which operates 768 physical campus bookstores, the majority of which also have school-branded e-commerce sites operated by BNC and which offer students access to affordable course materials and affinity products, including emblematic apparel and gifts. BNC also offers its First Day™ inclusive access program, in which course materials, including e-content, are offered at a reduced price through a course materials fee, and delivered to students digitally on or before the first day of class. Additionally, the BNC segment offers a suite of digital content, software, and services to colleges and universities through our LoudCloud platform, such as predictive analytics, a variety of open educational resources courseware, and a competency-based learning platform.

•
The MBS Segment is comprised of MBS Textbook Exchange, LLC's ("MBS") two highly integrated businesses: MBS Direct which operates 676 virtual bookstores for college and university campuses, and K-12 schools, and MBS Wholesale which is one of the largest textbook wholesalers in the country. MBS Wholesale's business centrally sources and sells new and used textbooks to more than 3,500 physical college bookstores, including BNC’s 768 campus bookstores. MBS Wholesale sells hardware and a software suite of applications that provides inventory management and point-of-sale solutions to approximately 430 college bookstores.

•
The Digital Student Solutions ("DSS") Segment includes direct-to-student product and service offerings to assist students to study more effectively and improve academic performance, thus enabling them to gain the valuable skills necessary to succeed after college. DSS is comprised of the operations of Student Brands, LLC, a leading direct-to-student subscription-based writing services business, with approximately 100,000 subscribers across its digital properties, as well as tutoring and test prep services offered through our partnership with The Princeton Review. We currently offer these online student services directly to students, and increasingly will be leveraging our BNC and MBS physical and virtual bookstore footprint to market directly to students where we serve as the campus bookstore. We continue to aggressively expand our ecosystem of products and services through our own internal development, as well as by partnering with other companies to provide a complete hub of products and services designed to improve student success and outcomes.

Corporate Services represents unallocated shared-service costs which include corporate level expenses and other governance functions, including executive functions, such as accounting, legal, treasury, information technology, and human resources. Shared corporate overhead costs previously allocated to MBS prior to the fourth quarter of fiscal year 2018 have been reclassified and are included in selling and administrative expenses in the BNC segment or Corporate Services.
To enable comparisons with prior period performance, historical segment information for quarterly and full year periods of Fiscal Year 2018 and Fiscal Year 2017 are contained in this release.
Our consolidated financial statements reflect the following reclassifications for consistency with the current year presentation:

•	Cost of Sales expenses primarily related to facility costs and insurance for the Corporate Services category have been reclassified to Selling and Administrative Expenses.

•
For our digital rental products, we have reclassified Rental Income to Product Sales and Other, and have reclassified Rental Cost of Sales to Product and Other Cost of Sales, with no impact to Gross Margin. Digital rental revenue and digital rental cost of sales are recognized at the time of delivery and are not deferred over the rental period.

Prior periods presented reflect the segment presentation and reclassifications noted above.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	13 weeks ended		52 weeks ended
	April 28, 2018	April 29, 2017	April 28, 2018	April 29, 2017
Sales:
Product sales and other	$286,703	$266,437	$1,984,472	$1,641,881
Rental income	70,951	76,393	219,145	232,481
Total sales	357,654	342,830	2,203,617	1,874,362
Cost of sales: (a)
Product and other cost of sales	194,334	181,587	1,522,687	1,281,043
Rental cost of sales	34,986	38,218	123,697	134,258
Total cost of sales	229,320	219,805	1,646,384	1,415,301
Gross profit	128,334	123,025	557,233	459,061
Selling and administrative expenses	106,121	97,438	433,746	380,793
Depreciation and amortization expense	16,858	14,261	65,586	53,318
Impairment loss (non-cash) (a)	—	—	313,130	—
Restructuring and other charges (a)	—	—	5,429	1,790
Transaction costs (a)	150	6,967	2,045	9,605
Operating income (loss)	5,205	4,359	(262,703)	13,555
Interest expense, net	2,478	1,489	10,306	3,464
Income (loss) before income taxes	2,727	2,870	(273,009)	10,091
Income tax (benefit) expense	(14,330)	2,643	(20,443)	4,730
Net income (loss)	$17,057	$227	$(252,566)	$5,361

Earnings (Loss) per common share:
Basic	$0.36	$—	$(5.40)	$0.12
Diluted	$0.36	$—	$(5.40)	$0.11
Weighted average common shares outstanding:
Basic	46,915	46,472	46,763	46,317
Diluted	47,487	46,903	46,763	46,763

(a) For additional information, see Note (a) - (c) in the Non-GAAP disclosure information of this Press Release.

	13 weeks ended		52 weeks ended
	April 28, 2018	April 29, 2017	April 28, 2018	April 29, 2017
Percentage of sales:
Sales:
Product sales and other	80.2%	77.7%	90.1%	87.6%
Rental income	19.8%	22.3%	9.9%	12.4%
Total sales	100.0%	100.0%	100.0%	100.0%
Cost of sales:
Product and other cost of sales (a)	67.8%	68.2%	76.7%	78.0%
Rental cost of sales (a)	49.3%	50.0%	56.4%	57.8%
Total cost of sales	64.1%	64.1%	74.7%	75.5%
Gross profit	35.9%	35.9%	25.3%	24.5%
Selling and administrative expenses	29.7%	28.4%	19.7%	20.3%
Depreciation and amortization	4.7%	4.2%	3.0%	2.8%
Impairment loss (non-cash)	—%	—%	14.2%	—%
Restructuring and other charges	—%	—%	0.2%	0.1%
Transaction costs	—%	2.0%	0.1%	0.5%
Operating income (loss)	1.5%	1.2%	(11.9)%	0.7%
Interest expense, net	0.7%	0.4%	0.5%	0.2%
Income (loss) before income taxes	0.8%	0.8%	(12.4)%	0.5%
Income tax (benefit) expense	(4.0)%	0.8%	(0.9)%	0.2%
Net income (loss)	4.8%	—%	(11.5)%	0.3%

(a) Represents the percentage these costs bear to the related sales, instead of total sales.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except per share data)
 (Unaudited)

	April 28, 2018	April 29, 2017
ASSETS
Current assets:
Cash and cash equivalents	$16,126	$19,003
Receivables, net	100,060	86,040
Merchandise inventories, net	446,169	434,064
Textbook rental inventories	47,779	52,826
Prepaid expenses and other current assets	9,237	10,698
Total current assets	619,371	602,631
Property and equipment, net	111,287	116,613
Intangible assets, net	219,129	209,885
Goodwill	49,282	329,467
Other noncurrent assets	40,142	41,236
Total assets	$1,039,211	$1,299,832
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$187,909	$192,742
Accrued liabilities	125,556	120,478
Short-term borrowings	100,000	100,000
Total current liabilities	413,465	413,220
Long-term deferred taxes, net	2,106	16,871
Other long-term liabilities	59,277	96,433
Long-term borrowings	96,400	59,600
Total liabilities	571,248	586,124
Commitments and contingencies	—	—
Stockholders' equity:
Parent company investment	—	—
Preferred stock, $0.01 par value; authorized, 5,000 shares; issued and outstanding, none	—	—
Common stock, $0.01 par value; authorized, 200,000 shares; issued, 50,032 and 49,372 shares, respectively; outstanding, 46,917 and 46,517 shares, respectively	501	494
Additional paid-in-capital	717,323	708,871
(Accumulated deficit) Retained earnings	(220,203)	32,363
Treasury stock, at cost	(29,658)	(28,020)
Total stockholders' equity	467,963	713,708
Total liabilities and stockholders' equity	$1,039,211	$1,299,832

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Earnings Per Share
(In thousands, except per share data)
(Unaudited)

	13 weeks ended		52 weeks ended
	April 28, 2018	April 29, 2017	April 28, 2018	April 29, 2017
Numerator for basic earnings per share:
Net income (loss)	$17,057	$227	$(252,566)	$5,361
Less allocation of earnings to participating securities	(7)	—	—	(3)
Net income (loss) available to common shareholders	$17,050	$227	$(252,566)	$5,358

Numerator for diluted earnings per share:
Net income (loss) available to common shareholders	$17,050	$227	$(252,566)	$5,358
Allocation of earnings to participating securities	7	—	—	3
Less diluted allocation of earnings to participating securities	(7)	—	—	(3)
Net income (loss) available to common shareholders	$17,050	$227	$(252,566)	$5,358

Denominator for basic earnings (loss) per share:
Basic weighted average common shares	46,915	46,472	46,763	46,317

Denominator for diluted earnings (loss) per share:
Basic weighted average common shares	46,915	46,472	46,763	46,317
Average dilutive restricted stock units	521	366	—	389
Average dilutive performance shares	31	59	—	40
Average dilutive restricted shares	11	6	—	17
Average dilutive performance share units	9	—	—	—
Diluted weighted average common shares	47,487	46,903	46,763	46,763

Earnings (loss) per common share:
Basic	$0.36	$—	$(5.40)	$0.12
Diluted	$0.36	$—	$(5.40)	$0.11

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Sales Information
(Unaudited)

Total Sales

The components of the sales variances for the 13 and 52 week periods are as follows:

Dollars in millions	13 weeks ended		52 weeks ended
	April 28, 2018	April 29, 2017	April 28, 2018	April 29, 2017
MBS Sales (a)
Wholesale	$4.7	$14.1	$236.9	$14.1
Direct(b)	7.1	20.0	188.5	20.0
MBS total sales subtotal:	$11.8	$34.1	$425.4	$34.1
BNC Sales
New stores (b)	$8.5	$16.8	$64.4	$109.5
Closed stores (b)	(2.4)	(3.2)	(12.1)	(23.8)
Comparable stores (c)	0.1	(0.5)	(69.8)	(60.2)
Textbook rental deferral	(4.9)	0.5	1.3	0.6
Service revenue (d)	(0.1)	2.5	2.9	5.8
Other (e)	(7.3)	3.2	(16.2)	5.6
BNC total sales subtotal:	$(6.1)	$19.3	$(29.5)	$37.5

DSS Sales (f)	$5.7	$—	$15.8	$—

Eliminations (g)	$3.4	$(5.3)	$(82.4)	$(5.3)
Total sales variance	$14.8	$48.1	$329.3	$66.3

(a)
On February 27, 2017, we acquired MBS Textbook Exchange, LLC ("MBS"). The consolidated financial statements for the 13 and 52 weeks ended April 28, 2018 include the financial results of MBS and the consolidated financial statements for the 13 and 52 weeks ended April 29, 2017 include the financial results of MBS from the date of acquisition, February 27, 2017. All material intercompany accounts and transactions have been eliminated in consolidation.

(b)	The following is a store count summary for BNC physical stores and MBS Direct virtual stores:

	13 weeks ended April 28, 2018		13 weeks ended April 29, 2017
	BNC Stores	MBS Direct Stores (a)	BNC Stores	MBS Direct Stores (a)
Number of stores at beginning of period	782	698	770	700
Stores opened	3	2	2	15
Stores closed	17	24	3	3
Number of stores at end of period	768	676	769	712

	52 weeks ended April 28, 2018		52 weeks ended April 29, 2017
	BNC Stores	MBS Direct Stores	BNC Stores	MBS Direct Stores
Number of stores at beginning of period	769	712	751	700
Stores opened	33	21	38	15
Stores closed	34	57	20	3
Number of stores at end of period	768	676	769	712

(c)	For Comparable Sales details, see below.

(d)	Service revenue includes Promoversity, brand partnerships, shipping and handling, LoudCloud digital content, software, and services, and revenue from other programs.

(e)	Other includes inventory liquidation sales to third parties, and certain accounting adjusting items related to return reserves, agency sales and other deferred items.

(f)
DSS segment revenue includes Student Brands, LLC subscription-based writing services business. The consolidated financial statements for the 13 and 52 weeks ended April 28, 2018 include the financial results of Student Brands, LLC from the date of acquisition, August 3, 2017. All material intercompany accounts and transactions have been eliminated in consolidation.

(g)	Eliminates MBS sales to BNED and BNED commissions earned from MBS.

Comparable Sales - Barnes & Noble College

Comparable store sales variances by category for the 13 and 52 week periods are as follows:

Dollars in millions	13 weeks ended				52 weeks ended
	April 28, 2018		April 29, 2017		April 28, 2018		April 29, 2017
Textbooks	$(2.9)	(3.5)%	$(0.5)	(0.6)%	$(65.6)	(5.9)%	$(55.7)	(4.9)%
General Merchandise	4.5	3.6%	0.6	0.5%	1.2	0.2%	(0.7)	(0.1)%
Trade Books	(1.5)	(12.6)%	(0.5)	(4.1)%	(5.3)	(10.2)%	(3.2)	(5.8)%
Other	—	—%	(0.1)	(94.4)%	(0.1)	(78.3)%	(0.6)	(88.9)%
Total Comparable Store Sales	$0.1	0.1%	$(0.5)	(0.2)%	$(69.8)	(4.1)%	$(60.2)	(3.5)%
Effective for the first quarter of Fiscal 2017, comparable store sales includes sales from stores that have been open for an entire fiscal year period, does not include sales from closed stores for all periods presented, and digital agency sales are included on a gross basis. We believe the current comparable store sales calculation method better reflects the manner in which management views comparable sales, as well as the seasonal nature of our business. Prior year comparable store sales have been updated to exclude store inventory sales to MBS, which are reflected as intercompany inventory transfers since the acquisition.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Consolidated Non-GAAP Information
(In thousands)
(Unaudited)

Adjusted Earnings	13 weeks ended		52 weeks ended
	April 28, 2018	April 29, 2017	April 28, 2018	April 29, 2017
Net income (loss)	$17,057	$227	$(252,566)	$5,361
Reconciling items, after-tax (below)	111	4,272	309,515	6,986
Adjusted Earnings (Non-GAAP)	$17,168	$4,499	$56,949	$12,347

Reconciling items, pre-tax
Impairment loss (non-cash) (a)	$—	$—	$313,130	$—
Inventory valuation amortization (MBS) (non-cash) (b)	—	—	3,273	—
Restructuring and other charges (c)	—	—	5,429	1,790
Transaction costs (d)	150	6,967	2,045	9,605
Reconciling items, pre-tax	150	6,967	323,877	11,395
Less: Pro forma income tax impact (e)	39	2,695	14,362	4,409
Reconciling items, after-tax	$111	$4,272	$309,515	$6,986

Adjusted EBITDA	13 weeks ended		52 weeks ended
	April 28, 2018	April 29, 2017	April 28, 2018	April 29, 2017
Net income (loss)	$17,057	$227	$(252,566)	$5,361
Add:
Depreciation and amortization expense	16,858	14,261	65,586	53,318
Interest expense, net	2,478	1,489	10,306	3,464
Income tax (benefit) expense	(14,330)	2,643	(20,443)	4,730
Impairment loss (non-cash) (a)	—	—	313,130	—
Inventory valuation amortization (MBS) (non-cash) (b)	—	—	3,273	—
Restructuring and other charges (c)	—	—	5,429	1,790
Transaction costs (d)	150	6,967	2,045	9,605
Adjusted EBITDA (Non-GAAP)	$22,213	$25,587	$126,760	$78,268

(a) During the 52 weeks ended April 28, 2018, we completed our annual goodwill impairment test. Based on the results of the impairment test, the carrying value of goodwill exceeded its fair value and we recorded a goodwill impairment (non-cash impairment loss) of $313.1 million. For additional information, see Form 10-K for the year ended April 28, 2018.

(b) For the 52 weeks ended April 28, 2018, gross margin includes $3.3 million of incremental cost of sales related to amortization of the MBS inventory fair value adjustment recorded as of the acquisition date, February 27, 2017, and amortized over six months.

(c) On July 19, 2017, Mr. Max J. Roberts resigned as Chief Executive Officer of the Company and Mr. Michael P. Huseby was appointed to the position of Chief Executive Officer and Chairman of the Board, both effective as of September 19, 2017. Pursuant to the terms of the Retirement Letter Agreement, Mr. Roberts received an aggregate payment of approximately $4.4 million, comprised of salary, bonus and benefits. In addition, the Company paid Mr. Roberts and Mr. Huseby a one-time cash transition payment of approximately $0.5 million and $0.3 million, respectively, at the time of the transition. During the 52 weeks ended April 28, 2018, we recognized restructuring and other charges of approximately $5.4 million, which is comprised of the termination and transition payments. For additional information, see Form 8-K dated July 19, 2017, filed with the SEC on July 20, 2017.

In Fiscal 2016, we implemented a plan to restructure our digital operations which was completed in the first quarter of Fiscal 2017, and was primarily comprised of costs related to employee matters.

(d) Transaction costs are costs incurred for business development and acquisitions.

(e) Represents the income tax effects of the non-GAAP items.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Segment Information
(In thousands, except percentages)
(Unaudited)

Segment Information (a)	13 weeks ended		52 weeks ended
	April 28, 2018	April 29, 2017	April 28, 2018	April 29, 2017
Sales
BNC	$307,917	$314,029	$1,816,083	$1,845,561
MBS (b)	45,950	34,091	459,529	34,091
DSS	5,704	—	15,762	—
Elimination	(1,917)	(5,290)	(87,757)	(5,290)
Total	$357,654	$342,830	$2,203,617	$1,874,362

Gross profit
BNC	$112,082	$118,914	$441,209	$454,950
MBS (b)	5,632	4,748	104,618	4,748
DSS	5,562	—	15,403	—
Elimination	5,058	(637)	(724)	(637)
Total	$128,334	$123,025	$560,506	$459,061

Selling and administrative expenses
BNC	$85,586	$83,110	$353,716	$347,103
MBS	12,110	8,317	50,020	8,317
DSS	3,083	—	7,844	—
Corporate and Other	5,342	6,011	22,166	25,373
Total	$106,121	$97,438	$433,746	$380,793

Adjusted EBITDA (Non-GAAP) (c)
BNC	$26,496	$35,804	$87,493	$107,847
MBS (b)	(6,478)	(3,569)	54,598	(3,569)
DSS	2,479	—	7,559	—
Corporate and Other	(5,342)	(6,011)	(22,166)	(25,373)
Elimination	5,058	(637)	(724)	(637)
Total	$22,213	$25,587	$126,760	$78,268

(a) See Explanatory Note in this Press Release for Segment descriptions and consolidation information.

(b) For the 52 weeks ended April 28, 2018, gross margin excludes $3.3 million of incremental cost of sales related to amortization of the MBS inventory fair value adjustment recorded as of the acquisition date, February 27, 2017, and amortized over six months.

(c) For additional information, see "Use of Non-GAAP Financial Information" in the Non-GAAP disclosure information of this Press Release.

Percentage of Segment Sales	13 weeks ended		52 weeks ended
	April 28, 2018	April 29, 2017	April 28, 2018	April 29, 2017
Gross margin
BNC	36.4%	37.9%	24.3%	24.7%
MBS	12.3%	13.9%	22.8%	13.9%
DSS	97.5%	—%	97.7%	—%
Elimination	(263.8)%	12.0%	0.8%	12.0%
Total gross margin	35.9%	35.9%	25.4%	24.5%

Selling and administrative expenses
BNC	27.8%	26.5%	19.5%	18.8%
MBS	26.4%	24.4%	10.9%	24.4%
DSS	54.0%	—%	49.8%	—%
Corporate and Other	100.0%	100.0%	100.0%	100.0%
Total selling and administrative expenses	29.7%	28.4%	19.7%	20.3%

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Historical Segment Information
(In thousands)
(Unaudited)

Segment Information (a)	Fiscal Year 2018
	Q1	Q2	Q3	Q4	Total
Sales
BNC	$249,977	$757,301	$500,888	$307,917	$1,816,083
MBS	139,801	134,851	138,927	45,950	459,529
DSS (b)	—	4,486	5,572	5,704	15,762
Elimination	(34,067)	(9,777)	(41,996)	(1,917)	(87,757)
Total	$355,711	$886,861	$603,391	$357,654	$2,203,617

Gross profit
BNC	$49,224	$167,523	$112,380	$112,082	$441,209
MBS (c)	29,837	34,200	34,949	5,632	104,618
DSS (b)	—	4,344	5,497	5,562	15,403
Elimination	(11,613)	11,658	(5,827)	5,058	(724)
Total	$67,448	$217,725	$146,999	$128,334	$560,506

Selling and administrative expenses
BNC	$81,181	$95,041	$91,908	$85,586	$353,716
MBS	12,076	13,329	12,505	12,110	50,020
DSS (b)	223	2,176	2,362	3,083	7,844
Corporate and Other	6,417	4,744	5,663	5,342	22,166
Total	$99,897	$115,290	$112,438	$106,121	$433,746

Adjusted EBITDA (Non-GAAP) (d)
BNC	$(31,957)	$72,482	$20,472	$26,496	$87,493
MBS (c)	17,761	20,871	22,444	(6,478)	54,598
DSS (b)	(223)	2,168	3,135	2,479	7,559
Corporate and Other	(6,417)	(4,744)	(5,663)	(5,342)	(22,166)
Elimination	(11,613)	11,658	(5,827)	5,058	(724)
Total	$(32,449)	$102,435	$34,561	$22,213	$126,760

(a) See Explanatory Note in this Press Release for Segment descriptions and consolidation information.

(b) The consolidated financial statements for Fiscal Year 2018 include the financial results of Student Brands, LLC in the DSS Segment from the date of acquisition, August 3, 2017.

(c) For Q1, Q2 and FY18, gross margin excludes $2,248 and $1,025, for a total of $3,273, respectively, of incremental cost of sales related to amortization of the MBS inventory fair value adjustment recorded as of the acquisition date, February 27, 2017, and amortized over six months.

(d) For additional information, see "Use of Non-GAAP Financial Information" in the Non-GAAP disclosure information of this Press Release.

Segment Information (a)	Fiscal Year 2017
	Q1	Q2	Q3	Q4	Total
Sales
BNC	$239,237	$770,671	$521,624	$314,029	$1,845,561
MBS (b)	—	—	—	34,091	34,091
DSS	—	—	—	—	—
Elimination	—	—	—	(5,290)	(5,290)
Total	$239,237	$770,671	$521,624	$342,830	$1,874,362

Gross profit
BNC	$47,833	$171,954	$116,249	$118,914	$454,950
MBS (b)	—	—	—	4,748	4,748
DSS	—	—	—	—	—
Elimination	—	—	—	(637)	(637)
Total	$47,833	$171,954	$116,249	$123,025	$459,061

Selling and administrative expenses
BNC	$77,806	$95,047	$91,140	$83,110	$347,103
MBS (b)	—	—	—	8,317	8,317
DSS	—	—	—	—	—
Corporate and Other	6,551	6,516	6,295	6,011	25,373
Total	$84,357	$101,563	$97,435	$97,438	$380,793

Adjusted EBITDA (Non-GAAP) (c)
BNC	$(29,973)	$76,907	$25,109	$35,804	$107,847
MBS (b)	—	—	—	(3,569)	(3,569)
DSS	—	—	—	—	—
Corporate and Other	(6,551)	(6,516)	(6,295)	(6,011)	(25,373)
Elimination	—	—	—	(637)	(637)
Total	$(36,524)	$70,391	$18,814	$25,587	$78,268

(a) See Explanatory Note in this Press Release for Segment descriptions and consolidation information.

(b) The consolidated financial statements for Fiscal Year 2017 include the financial results of MBS Textbook Exchange, LLC in the MBS Segment from the date of acquisition, February 27, 2017.

(c) For additional information, see "Use of Non-GAAP Financial Information" in the Non-GAAP disclosure information of this Press Release.

Use of Non-GAAP Financial Information - Adjusted Earnings and Adjusted EBITDA

To supplement the Company’s consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), in the Press Release attached hereto as Exhibit 99.1, the Company uses the non-GAAP financial measures of Adjusted Earnings (defined as Net Income adjusted for items that are subtracted from or added to net income) and Adjusted EBITDA (defined by the Company as earnings before interest, taxes, depreciation and amortization, as adjusted for items that are subtracted from or added to net income).

These non-GAAP financial measures are not intended as substitutes for and should not be considered superior to measures of financial performance prepared in accordance with GAAP. In addition, the Company's use of these non-GAAP financial measures may be different from similarly named measures used by other companies, limiting their usefulness for comparison purposes. These non-GAAP financial measures should not be considered as alternatives to net income as an indicator of the Company's performance or any other measures of performance derived in accordance with GAAP.

The Company's management reviews these Non-GAAP financial measures as internal measures to evaluate the Company's performance and manage the Company's operations. The Company's management believes that these measures are useful performance measures which are used by the Company to facilitate a comparison of on-going operating performance on a consistent basis from period-to-period. The Company's management believes that these Non-GAAP financial measures provide for a more complete understanding of factors and trends affecting the Company's business than measures under GAAP can provide alone, as it excludes certain items that do not reflect the ordinary earnings of its operations. The Company's Board of Directors and management also use Adjusted EBITDA as one of the primary methods for planning and forecasting overall expected performance, for evaluating on a quarterly and annual basis actual results against such expectations, and as a measure for performance incentive plans. The Company's management believes that the inclusion of Adjusted EBITDA and Adjusted Earnings results provides investors useful and important information regarding the Company's operating results.

The non-GAAP measures included in the Press Release attached hereto as Exhibit 99.1 has been reconciled to the comparable GAAP measures as required under Securities and Exchange Commission (the “SEC”) rules regarding the use of non-GAAP financial measures. All of the items included in the reconciliations below are either (i) non-cash items or (ii) items that management does not consider in assessing the Company's on-going operating performance. The Company urges investors to carefully review the GAAP financial information included as part of the Company’s Form 10-K dated April 28, 2018, which includes consolidated financial statements for each of the three years for the period ended April 28, 2018 (fiscal 2018, fiscal 2017, and fiscal 2016), the Company's Quarterly Report on Form 10-Q for the period ended July 29, 2017 filed with the SEC on August 30, 2017, the Company's Quarterly Report on Form 10-Q for the period ended October 28, 2017 filed with the SEC on December 5, 2017, and the Company's Quarterly Report on Form 10-Q for the period ended January 29, 2018 filed with the SEC on March 1, 2018.

About Barnes & Noble Education, Inc.
Barnes & Noble Education, Inc. (NYSE: BNED) is a leading provider of higher education and K-12 educational products and solutions. Through its Barnes & Noble College and MBS Textbook Exchange segments, Barnes & Noble Education operates 1,444 physical and virtual bookstores across the U.S., serving more than 6 million students and faculty. Through its Digital Student Solutions segment, the Company offers a suite of digital software, content and services including direct-to-student study tools, serving approximately 100,000 subscribers in more than 15 different countries and receiving more than 20 million unique monthly visitors to its sites. The Company also operates one of the largest textbook wholesale distribution channels in the United States. For more information please visit www.bned.com.

BNED companies include: Barnes & Noble College Booksellers, LLC, MBS Textbook Exchange, LLC, BNED LoudCloud, LLC, Student Brands, LLC, and Promoversity, LLC. General information on Barnes & Noble Education may be obtained by visiting the Company's corporate website: www.bned.com.

Media Contact:	Investor Contact:
Carolyn J. Brown	Thomas Donohue
Vice President	Vice President
Corporate Communications	Treasurer and Investor Relations
Barnes & Noble Education, Inc.	Barnes & Noble Education, Inc.
(908) 991-2967	(908) 991-2966
cbrown@bned.com	tdonohue@bned.com

Forward-Looking Statements
This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and information relating to us and our business that are based on the beliefs of our management as well as assumptions made by and information currently available to our management. When used in this communication, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “will,” “forecasts,” “projections,” and similar expressions, as they relate to us or our management, identify forward-looking statements. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Such statements reflect our current views with respect to future events, the outcome of which is subject to certain risks, including, among others: general competitive conditions, including actions our competitors and content providers may take to grow their businesses; a decline in college enrollment or decreased funding available for students; decisions by colleges and universities to outsource their physical and/or online bookstore operations or change the operation of their bookstores; the general economic environment and consumer spending patterns; decreased consumer demand for our products, low growth or declining sales; the strategic objectives, successful integration, anticipated synergies, and/or other expected potential benefits of various acquisitions, including MBS Textbook Exchange, LLC and Student Brands, LLC, may not be fully realized or may take longer than expected; the integration of MBS Textbook Exchange, LLC’s operations into our own may also increase the risk of our internal controls being found ineffective; implementation of our digital strategy may not result in the expected growth in our digital sales and/or profitability; risk that digital sales growth does not exceed the rate of investment spend; the performance of our online, digital and other initiatives, integration of and deployment of, additional products and services including new digital channels, and enhancements to higher education digital products, and the inability to achieve the expected cost savings; our ability to successfully implement our strategic initiatives including our ability to identify, compete for and execute upon additional acquisitions and strategic investments; risks associated with operation or performance of MBS Textbook Exchange, LLC’s point-of-sales systems that are sold to college bookstore customers; changes to purchase or rental terms, payment terms, return policies, the discount or margin on products or other terms with our suppliers; technological changes; risks associated with counterfeit and piracy of digital and print materials; our international operations could result in additional risks; our ability to attract and retain employees; the risk of price reduction or change in format of course materials by publishers, which could negatively impact revenues and margin; risks associated with data privacy, information security and intellectual property; trends and challenges to our business and in the locations in which we have stores; non-renewal of managed bookstore, physical and/or online store contracts and higher-than-anticipated store closings; disruptions to our information technology systems, infrastructure and data due to computer malware, viruses, hacking and phishing attacks, resulting in harm to our business and results of operations; disruption of or interference with third party web service providers and our own proprietary technology; work stoppages or increases in labor costs; possible increases in shipping rates or interruptions in shipping service; product shortages, including risks associated with merchandise sourced indirectly from outside the United States; changes in domestic and international laws or regulations, including U.S. tax reform, changes in tax rates, laws and regulations, as well as related guidance; enactment of laws which may restrict or prohibit our use of emails or similar marketing activities; the amount of our indebtedness and ability to comply with covenants applicable to any future debt financing; our ability to satisfy future capital and liquidity requirements; our ability to access the credit and capital markets at the times and in the amounts needed and on acceptable terms; adverse results from litigation, governmental investigations, tax-related proceedings, or audits; changes in accounting standards; and the other risks and uncertainties detailed in the section titled “Risk Factors” in Part I - Item 1A in our Annual Report on Form 10-K for the year ended April 28, 2018. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release.